SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) May 23, 2007
GRUBB & ELLIS COMPANY

(Exact name of registrant as specified in its charter)

Delaware	1-8122	94-1424307

(State or other jurisdiction of formation)	(Commission File Number)	(IRS Employer Identification No.)
500 West Monroe Street, Suite 2800, Chicago, Illinois 60661

(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code (312) 698-6700
Not Applicable

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule Or Standard; Transfer of Listing.
Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On May 23, 2007, Grubb & Ellis Company (the “Company”) was informed of the unexpected death of director R. David Anacker, who passed away on May 23, 2007. Mr. Anacker served as a director of the Company since 1994 and was chairman of the audit committee of the Company’s board of directors and also served on the board’s compensation committee and corporate governance and nominating committee.
The Company telephonically disclosed the matter of Mr. Anacker’s death to the New York Stock Exchange (the “NYSE”) on May 24, 2007. Mr. Anacker’s death reduced the number of directors currently serving on the Company’s board of directors to six and the number of independent directors to three and reduced the number of members currently serving on the Company’s audit committee to two. On May 30, 2007, the Company received official notice from NYSE Regulation, Inc. that, as a result of Mr. Anacker’s death, unless cured by June 6, 2007, the Company will not comply with the requirements of Section 303A.01 of the NYSE Listed Company Manual (which requires each NYSE listed company to have a majority of independent directors) and 303A.07(a) of the NYSE Listed Company Manual (which requires each NYSE listed company to have at least three members on its audit committee). Since the non-compliance resulted from the death of a director, the NYSE has advised the Company that the Company has until November 23, 2007 to resolve the non-compliance before the NYSE will publicly disseminate a below compliance indicator. The Company intends to begin the process to identify and recruit a new director in order to satisfy NYSE requirements.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly authorized and caused the undersigned to sign this Report on the Registrant’s behalf.

GRUBB & ELLIS COMPANY
By:	/s/ Robert Z. Slaughter
Robert Z. Slaughter
Executive Vice President and General Counsel

Dated: May 30, 2007